EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-75781, 333-31060, 033-49956, 033-49956-99, 333-26813, 333-26813-99, and 333-127951) pertaining to the El Paso Corporation Retirement Savings Plan of our report dated June 19, 2008, with respect to the financial statements and schedule of the El Paso Corporation Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Ernst & Young LLP

Houston, Texas
June 19, 2008